Exhibit 5.1

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY

P. O. BOX 2508

CINCINNATI, OH 45201

Employer Identification Number:
Date: NOV 29 2001	43-1162835
DLN:
ANHEUSER-BUSCH COMPANIES INC	17007221012001
C/O MARK S VOELPEL	Person to Contact:
ONE BUSCH PLACE	BRIAN HOHLER ID# 11205
ST LOUIS, MO 63118-1852	Contact Telephone Number:
(877) 829-5500
Plan Name:
ANHEUSER-BUSCH DEFERRED INCOME
STOCK PURCHASE AND SAVINGS PLAN
Plan Number: 059

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b) (3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provide examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination is subject to your adoption of the proposed amendments submitted in your letter dated November 21, 2001. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

This determination also applies to the proposed amendments dated November 26, 2001.

This determination letter is applicable for the amendment(s) executed on April 12, 1995.

This determination letter is also applicable for the amendment(s) dated on February 23, 1996.

Letter 835 (DO/CG)

ANHEUSER-BUSCH COMPANIES INC

This plan is an employee stock ownership plan with a cash or deferred arrangement described in Code section 401 (k).

This plan satisfies the requirements of Code section 4975 (e) (7).

Based on the information supplied, we have determined that your plan meets the requirements of section 401(k) of the Internal Revenue Code.

This determination letter considers the information submitted in your letter dated November 9, 2001.

This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206, and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554.

The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,

Paul T. Shultz
Director,
Employee Plans Rulings & Agreements

Enclosures:

Publication 794

Addendum

ANHEUSER-BUSCH COMPANIES INC

This determination is conditioned upon your adoption of the proposed restated plan as submitted with your or your representative’s letter dated November 21, 2001. The proposed plan should be adopted on or before the date prescribed by the regulations under Code section 401(b).

This determination letter also applies to the amendments dated March 25, 1997; October 4, 1996; May 1, 1998; June 1, 1998; April 1, 1999; December 13, 1999; July 28, 2000; February 23, 2001; March 27, 2001; July 31, 2001 and August 2, 2001.